Putnam Classic Equity
November 30, 2006 Annual Report


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended November 30, 2006, Putnam Management has assumed $9,992 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).

72DD1 (000s omitted)		Class A	 4,198
					Class B	   126
					Class C	    17

72DD2 (000s omitted)		Class M	    89
					Class R	     0
					Class Y	    49

73A1					Class A	 0.092
					Class B	 0.013
					Class C	 0.016

73A2					Class M	 0.041
					Class R	 0.071
					Class Y	 0.118

74U1	(000s omitted)		Class A	41,771
					Class B	 7,037
					Class C	 985

74U2	(000s omitted)		Class M	 1,829
					Class R	     2
					Class Y	   367

74V1					Class A	 14.77
					Class B	 14.61
					Class C	 14.70

74V2					Class M	 14.68
					Class R	 14.73
					Class Y	 14.79

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.